EXHIBIT NO. 11

                        ROTARY POWER INTERNATIONAL, INC.
                  COMPUTATION OF INCOME (LOSS) PER COMMON SHARE

                                                            Twelve Months Ended December 31,
                                                                 2000            1999
                                                             ------------    ------------
BASIC

Shares outstanding, beginning of period                         6,212,855       6,112,855

Weighted average number of shares issued, retired
and issuable share equivalents                                  2,408,100          66,667

Weighted average number of common and common
equivalent shares outstanding                                   8,620,955       6,179,522
                                                             ============    ============
Net loss                                                     $ (2,184,230)   $   (378,326)
                                                             ============    ============

Net Loss per common share                                    $      (0.25)   $      (0.06)
                                                             ============    ============

DILUTED
Weighted average number of common and common
equivalent shares outstanding as adjusted to full dilution     10,493,086       6,987,855
                                                             ============    ============

Net loss                                                     $ (2,184,230)   $   (378,326)
                                                             ============    ============

Net loss per common share                                    $      (0.21)   $      (0.05)
                                                             ============    ============

* These calculations are submitted in accordance with SEC requirements, although they are not in accordance with FAS No. 128 because they are anti-dilutive